Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS AND DEVELOPMENT PROGRESS

Buffalo, NY - November 14, 2016 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the third quarter ended September 30, 2016.

Cleveland BioLabs reported net income of $1.1 million, excluding minority interests, for the third quarter of 2016, or $0.10 per share, compared to a net loss, excluding minority interests, of $(3.1) million, or $(0.31) per share, for the same period in 2015. Net loss, excluding minority interests, for the first nine months of 2016 was $(1.4) million, or $(0.13) per share, compared to a net loss, excluding minority interests, of $(11.2) million, or $(1.93) per share, for the same period in 2015. The reduction in net loss for both periods due to operating results was attributable to increased revenues and lower costs with the most significant being a reduction in the non-cash adjustment to our warrant liabilities and reduced operating costs aligned with our streamlined focus primarily on pursuing a pre Emergency Use Authorization (“pre-EUA”) for entolimod with the U.S. Food and Drug Administration (“FDA”). Additionally, the weighted average outstanding shares for the nine month period significantly increased, which thereby lowers the per share results, due to the issuance of approximately 6.5 million shares in July 2015.

As of September 30, 2016, the Company had $14.9 million in cash, cash equivalents and short-term investments, which, based on the Company’s current operational plan, is expected to fund the Company’s operating requirements beyond one year.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “The side-by-side analytical comparability analysis of two formulations of entolimod is on schedule to be completed in the fourth quarter of 2016. Once we have this data and once the FDA has finalized the biocomparability study design, the biocomparability study in non-human primates (“NHP”) may commence. We expect the NHP study will require approximately 6 months to complete, and we will update guidance on this point after the FDA has completed its reviews and our vendors have confirmed timing.”

“In addition, we are in ongoing discussions with the European Medicines Agency (“EMA”) for a pediatric investigational plan (“PIP”) for entolimod as a medical radiation countermeasure. A proposed PIP was filed with the EMA. The EMA requires an agreement on a PIP with the sponsor as a prerequisite to filing a Marketing Authorization Application (“MAA”). We cannot currently estimate when an agreement on the PIP will be reached or if any additional studies will be required for an MAA submission.”

“Clinical oncology studies with entolimod, CBLB612 and Mobilan are progressing in the Russian Federation,” added Dr. Kogan. “Recruitment was completed in a Phase 2 study of entolimod as a neo-adjuvant therapy in treatment-naïve patients with primary colorectal cancer and a Phase 2 study of CBLB612 as myelosuppressive prophylaxis in patients with breast cancer receiving doxorubicin-cyclophosphamide chemotherapy. The data from these studies are being analyzed. Panacela Labs is now dosing Mobilan in two dose-escalation Phase 1 studies evaluating single and double injection regimens administered directly into the prostate of patients with prostate cancer. All of these studies are supported by development contracts with the Russian Federation Ministry of Industry and Trade.”

Further Financial Results

Revenue for the third quarter of 2016 increased to $1.1 million compared to $0.5 million for the third quarter of 2015. Revenue for the first nine months of 2016 increased to $2.5 million compared to $1.4 million for the first nine months of 2015. These increases were primarily attributable to work performed under contracts from the Department of Defense for the continued development of the entolimod as a medical radiation countermeasure.

Research and development costs for the third quarter of 2016 decreased to $1.1 million compared to $2.1 million for the third quarter of 2015. Research and development costs for the first nine months of 2016 decreased to $4.3 million compared to $5.2 million for the first nine months of 2015. The reduction in research and development costs for both periods is due to our streamlined focus primarily on pursuing a pre-EUA with the FDA.

General and administrative costs for the third quarter of 2016 decreased to $0.8 million compared to $1.3 million for the third quarter of 2015. General and administrative costs for the first nine months of 2016 decreased to $2.7 million compared to $5.2 million for the first nine months of 2015. This decrease was primarily attributable to reductions in personnel and outside professional costs.

As of October 31, 2016 the Company had approximately 11 million shares of common stock outstanding. In addition, the Company has approximately 0.2 million shares of common stock reserved for issuance pursuant to outstanding stock options with a weighted average exercise price of $42.50 and approximately 2.1 million shares of common stock reserved for issuance pursuant to outstanding warrants exercisable at a weighted average price of $11.04.

About Cleveland BioLabs
Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, oncology immunotherapy, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed for as a medical radiation countermeasure for a biodefense indication and as an immunotherapy for oncology and other indications. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and a joint venture with Joint Stock Company RUSNANO, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts. Words and phrases such as “potential,” “may,” “future,” “will,” “plan,” “anticipate,” “believe,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the company’s future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, research and clinical analyses and trials, regulatory approvals or the impact of any laws or regulations applicable to the company, and plans and objectives of management for future operations. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These factors include, among others, the risks inherent in the early stages of drug development and in conducting clinical trials; the company’s plans and expectations with respect to future clinical trials and commercial scale-up activities; the company’s ability to attract collaborators with development, regulatory and commercialization expertise and the financial risks related to those relationships; the company’s ability to comply with its obligations under license agreements; the company’s inability to obtain regulatory approval in a timely manner or at all; the commercialization of the company’s product candidates, if approved; the company’s plans to research, develop and commercialize its product candidates; future agreements with third parties in connection with the commercialization of any approved product; the size and growth potential of the markets for the company’s product candidates, and its ability to serve those markets; the rate and degree of market acceptance of the company’s product candidates; the company’s history of operating losses and the potential for future losses, which may lead the company to not be able to continue as a going concern; regulatory developments in the United States and foreign countries;     the performance of the company’s third-party suppliers and manufacturers; and the success of competing therapies that are or may become available. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances occurring or arising after the date on which such statement is made, except as may be required by law. See also the “Risk Factors” and “Forward-Looking Statements” described in the company’s periodic filings with the Securities and Exchange Commission.
Contact:
C. Neil Lyons, Chief Financial Officer
Cleveland BioLabs, Inc.
T: (716) 849-6810 ext. 329
E: nlyons@cbiolabs.com

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENDSED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,051,972	$5,918,424
Short-term investments	10,877,141	13,701,273
Accounts receivable	1,420,578	631,084
Other current assets	603,787	442,642
Total current assets	16,953,478	20,693,423
Equipment, net	45,794	122,958
Restricted cash	—	37,663
Other long-term assets	30,456	26,560
Total assets	$17,029,728	$20,880,604
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$186,861	$197,134
Accrued expenses	1,253,148	1,584,826
Deferred revenue	—	11,892
Accrued warrant liability	1,348,845	4,048,900
Total current liabilities	2,788,854	5,842,752
Commitments and contingencies	—	—
Total liabilities	2,788,854	5,842,752
Stockholders’ equity:
Total Cleveland BioLabs, Inc. stockholders’ equity	8,912,458	9,888,182
Noncontrolling interest in stockholders’ equity	5,328,416	5,149,670
Total stockholders’ equity	14,240,874	15,037,852
Total liabilities and stockholders’ equity	$17,029,728	$20,880,604
See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Grants and contracts	$1,141,212	$501,555	$2,528,737	$1,438,792
Operating expenses:
Research and development	1,104,742	2,052,567	4,338,149	5,246,706
General and administrative	750,603	1,266,144	2,711,276	5,171,571
Total operating expenses	1,855,345	3,318,711	7,049,425	10,418,277
Loss from operations	(714,133)	(2,817,156)	(4,520,688)	(8,979,485)
Other income (expense):
Interest and other income (expense)	42,400	(233,343)	272,691	(361,153)
Foreign exchange gain (loss)	10,744	(212,117)	90,932	(190,794)
Gain (loss) on investments	(32,926)	—	40,517	—
Change in value of warrant liability	1,834,505	46,716	2,700,055	(1,482,690)
Equity in loss of Incuron, LLC	—	—	—	(362,137)
Total other income (expense)	1,854,723	(398,744)	3,104,195	(2,396,774)
Net income (loss)	1,140,590	(3,215,900)	(1,416,493)	(11,376,259)
Net loss (gain) attributable to noncontrolling interests	(2,136)	95,701	(10,857)	161,085
Net income (loss) attributable to Cleveland BioLabs, Inc.	$1,138,454	$(3,120,199)	(1,427,350)	(11,215,174)
Net income (loss) attributable to common stockholders per share of common stock, basic and diluted	$0.10	$(0.31)	$(0.13)	$(1.93)
Weighted average number of shares used in calculating net loss per share, basic and diluted	10,987,166	10,168,342	10,987,166	5,810,293
See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2016	2015
Cash flows used in operating activities	$(5,305,605)	$(8,859,645)
Cash flows provided by/(used in) investing activities	2,944,754	(12,792,474)
Cash flows provided by financing activities	539,998	24,809,045
Effect of exchange rate change on cash and equivalents	(45,599)	101,784
Increase (decrease) in cash and cash equivalents	(1,866,452)	3,258,710
Cash and cash equivalents at beginning of period	5,918,424	3,103,969
Cash and cash equivalents at end of period	$4,051,972	$6,362,679